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                                                                   Exhibit 3.1.2


                                MCGRATH RENTCORP

                            CERTIFICATE OF AMENDMENT

                                       OF

                           ARTICLES OF INCORPORATION


Dennis C. Kakures and Delight Saxton certify that:

     1. They are the President and the Secretary, respectively, of McGrath RentCorp, a California corporation.

     2. Article Four of the Articles of Incorporation of this corporation is amended to read in its entirety as follows:

           "The corporation is authorized to issue only one class of shares, which shall be designated "Common Stock," and the total number of shares which this corporation is authorized to issue is forty million (40,000,000). Upon amendment of this Article to read as herein set forth, each outstanding share of Common Stock is split up and converted into two (2) shares of Common Stock."

     3. The foregoing Amendment of Articles of Incorporation has been duly approved by the Board of Directors.

     4. The corporation has only class of shares outstanding, and in accordance with Corporations Code Section 902(c), the approval of the shareholders is not required for the foregoing Amendment of Articles of Incorporation.

     We declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

Dated: April 1, 1997


                                        ----------------------------------
                                           Dennis C. Kakures, President


                                        ----------------------------------
                                            Delight Saxton, Secretary